EXHIBIT 10.18


Summary of Related Transaction Agreement by and between Shenzhen BAK Battery Co., Ltd. (the "Company") and Jilin Provincial Huaruan Technology Company Limited by Shares ("Huaruan Company") dated as of October 18, 2003.

         The agreement relates to the transfer of one patent and seven patent application rights from Huaruan Company to the Company for consideration in the amount of RMB 32,000,000 Yuan. The first payment is due within 30 days of execution of the agreement. In the event of breach of contract, the breaching party must pay RMB 100,000 Yuan to the non-breaching party. The Company has fully performed on this agreement.